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                                                                    Exhibit 10.7




                  RESEARCH COLLABORATION AND LICENSE AGREEMENT


                                     between


                                MERCK & CO., INC.


                                       and


                                NEOGENESIS, INC.




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                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

       THIS AGREEMENT effective as the date of the signature of the last party to sign this Agreement, (the "Effective Date") between Merck & Co., Inc., a corporation organized and existing under the laws of New Jersey ("MERCK") and NEOGENESIS, Inc. a corporation organized and existing under the laws of Delaware ("NEOGENESIS")

                                   WITNESSETH:

       WHEREAS, NEOGENESIS has proprietary technology and expertise in the identification, discovery, validation and optimization of novel, small molecule ligands; and

       WHEREAS, NEOGENESIS has developed the Automated Ligand Identification System ("ALIS") and NEOGENESIS Know-How (as hereinafter defined), and has rights to NEOGENESIS Patent Rights (as hereinafter defined);

       WHEREAS, MERCK and NEOGENESIS desire to enter into a research collaboration to identify, screen and optimize Compound(s) (as hereinafter defined) upon the terms and conditions set forth herein;

       WHEREAS, MERCK desires to obtain a license under NEOGENESIS Patent Rights and NEOGENESIS Know-How, upon the terms and conditions set forth herein, and NEOGENESIS desires to grant such a license;

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

       Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:


1.1 The term "Affiliate" shall mean (i) any corporation or business entity of which [*] or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interests are owned, controlled or held, directly or indirectly, by MERCK or NEOGENESIS; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds [*] (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interests, of MERCK or NEOGENESIS.


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1.2    The term "Calendar Quarter" shall mean the respective periods of three
       (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.3 The term "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.4 The term "Combination Product" shall mean a Product which includes one or more active ingredients, other than a Compound that is directed against the specified Target for which it was developed under the Research Program, in combination with such Compound.

1.5    The term "Committee" shall mean the Joint Research Committee described in
       Section 2.5.1.

1.6 The term "Compound" shall mean any chemical entity that i) binds to a Target with [*] for which MERCK requests NEOGENESIS to prepare a Focused Library, and that ii) is identified, invented, discovered and/or synthesized under the Research Program either solely by NEOGENESIS or jointly by MERCK and NEOGENESIS, or [*].

1.7 The term "Drug Development Program" shall mean the drug development program to be carried out by MERCK in accordance with Section 2.12.

1.8 The term "FDA" shall mean the United States Food and Drug Administration, or equivalent governmental agency or authority in the Territory, and any successor agency having substantially the same functions.

1.9    The term "Field" shall mean any and all uses for human and animal health.

1.10 The term "First Commercial Sale" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.

1.11 The term "Focused Library" shall mean a set of compounds determined by a common template that has been reacted with a set of analogous building blocks. The function of a Focused Library is to optimize the potency and affinity of derivative compounds. Compounds that are prepared in a Focused Library represent a close set of analogs and a structural activity relationship cluster set.

1.12 The term "Full Time Equivalent" or "FTE" shall mean the equivalent of a full-time scientist's work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of days during any twelve-month period devoted by such employee to


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       the Research Program by the total number of working days during such twelve-month period.

1.13 The term "Material" shall mean the material provided by MERCK to NEOGENESIS for the purposes of carrying out the Research Program, including without limitation assays, protocols, methods, and cell lines as may specifically be set forth in Attachments 1.27 and 2.1 hereof.

1.14 The term "MERCK Know-How" shall mean any and all MERCK information and materials, including but not limited to, Material, discoveries, processes, formulas, assays, methods, clinical and other data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are in the possession of Merck, are not generally known, and which are, in MERCK's opinion, necessary or useful to NEOGENESIS in the performance of its obligations under the Research Program.

1.15 The terms "MERCK Patent Rights" shall mean issued patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by MERCK or to which MERCK through license or otherwise acquires rights, which: (i) claim, cover or relate to Compound and/or Product; or
       (ii) claim, cover or relate to Materials; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility models and the like of any such patents and patient applications and foreign equivalents thereof.

1.16 The term "NDA" shall mean a New Drug Application or Marketing Authorization Approval filed with the FDA or its foreign equivalents for marketing authorization of a Product.

1.17 The term "NEOGENESIS Know-How" shall mean all information and materials, including but not limited to compounds, discoveries, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are in NEOGENESIS's possession or control, are not generally known and which are reasonably necessary or useful to MERCK in connection with the performance of Merck's obligations under the Research Program or the research, development, registration, manufacture, marketing, use or sale of Compound or Product in the Territory.

1.18 The term "NeoMorph Screening Library" shall mean the NEOGENESIS proprietary compound library consisting of approximately 5,000,000 diverse, small organic compounds distributed in a number of libraries each containing approximately 500 to 5,000 such compounds.


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1.19   The term "Net Sales" shall mean the gross invoice price of Product sold by MERCK, its affiliates or sublicensees (which term does not include distributors) to the first independent third party after deducting, if not previously deducted, in the amount invoiced or received:

       (a) trade and/or quantity discounts paid to independent third parties in amounts customary to the trade;

       (b) credits and allowances separately and actually credited to customers on account of returned or rejected Products;

       (c) rebates, chargebacks and other amounts paid on sale or dispensing of Product in amounts customary to the trade;

       (d)  retroactive price reductions;

       (e) sales commissions paid to independent third party distributors and/or selling agents in amounts customary to the trade;

       (f) a fixed amount equal to [*] of the amount invoiced to cover cash discounts, bad debt, sales or excise taxes, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

       (g) the inventory cost of devices or delivery systems used for dispensing or administering Product, special packaging or Product, and diluents or similar exogenous materials which accompany Product as it is sold, determined in accordance with Merck's standard accounting procedures consistently applied.

       With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the invoice price of Product(s) containing the same strength of Compound that is directed against the specified Target for which it was developed under the Research Program sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of such Compound in the Combination Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with MERCK's regular accounting methods consistently applied.

1.20 The terms "NEOGENESIS Patent Rights" shall mean issued patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by NEOGENESIS or to which NEOGENESIS through


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       license or otherwise acquires rights which: (i) claim, cover or relate to
       Compounds; or (ii) claim, cover or relate to Technology Improvements; or
       (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.

1.21 The term "Patent Claim" means a claim to a Compound that is directed against the specified Target for which it was developed under the Research Program appearing in an issued and unexpired patent included within the MERCK Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.22 The term "Product(s)" shall mean preparation(s) in final form for sale by prescription, over-the-counter or any other method for all uses in humans and/or animals which contain Compound that is directed against the specified Target for which it was developed under the Research Program, including, without limitation, any Combination Product.

1.23 The term "Proprietary Information" shall mean any and all confidential information and data, whether communicated in writing, orally or by any other means, which is provided by one party to the other party in connection with this Agreement. Proprietary Information includes, but is not limited to, MERCK Know-How, Material, and NEOGENESIS Know-How.

1.24 The term "Research Program Information and Inventions" shall have the meaning set forth in Section 2.8.

1.25 The terms "Research Program Term" and "Extended Research Program Term" shall have the meanings set forth in Section 2.9.

1.26   The term "Safety Assessment Candidate" shall mean a [*].

1.27 The term "Target" shall mean a purified, functionally-active target protein provided by MERCK to NEOGENESIS for use in the Research Program. Each such Target is identified in Attachment 2.1.

1.28 The term "Technology Improvement" shall mean any enhancement or improvement relating solely to the ALIS and/or NeoMorph Screening Library which is generated solely or jointly by MERCK and/or NEOGENESIS under the Research Program, and which exists independently of the Compounds and Material.


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1.29   The term "Territory" shall mean all of the countries in the world.

                                   ARTICLE II

                                RESEARCH PROGRAM

2.1 GENERAL. NEOGENESIS and MERCK shall engage in the Research Program upon the terms and conditions set forth in this Agreement. For the purposes of conducting the Research Program, MERCK will provide to NEOGENESIS [*] proprietary and non-proprietary MERCK Targets as set forth in the Work Plan attached hereto in Attachment 2.1. NEOGENESIS will utilize its proprietary ALIS and NeoMorph Screening Library to identify Compounds directed against the Targets. During the Research Program, NEOGENESIS and MERCK shall decide jointly which active Compounds will be selected for high stringency ALIS-driven optimization by NEOGENESIS which will be carried out by synthesis of Focused Libraries. The activities to be undertaken under the Research Program are set forth in this Article II and in Attachment 2.1 hereto, which may be amended from time to time upon the mutual agreement of the parties.

2.2 CONDUCT OF RESEARCH. NEOGENESIS and MERCK each shall conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. NEOGENESIS and MERCK each shall proceed diligently with the work set out in the Research Program by using their respective good faith efforts, and will provide sufficient time, effort, equipment and facilities for the Research Program, and will use personnel with sufficient skill and experience as are required to accomplish the goals of the Research Program.

2.3 USE OF RESEARCH FUNDING. NEOGENESIS shall apply the research funding it receives from MERCK under this Agreement to carry out NEOGENESIS's responsibilities under the Research Program.

2.4 PRINCIPAL SCIENTISTS. The principal scientists and primary contacts for the Research Program are [*] for NEOGENESIS and [*] for MERCK. The Research Program and all work assignments to be performed by the NEOGENESIS and MERCK shall be carried out under the direction and supervision of the principal scientists noted above. Each party shall notify the other party as soon as practicable upon the changing of principal scientist; PROVIDED, HOWEVER, in no event may the NEOGENESIS assign a principal scientist other than the individual identified above without the prior written consent of MERCK; AND PROVIDED, FURTHER, that in the event that the NEOGENESIS principal scientist is not available to direct and supervise the Research Program or leaves NEOGENESIS's employ, NEOGENESIS shall immediately notify MERCK, and, if, in Merck's opinion,


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       a suitable replacement cannot be identified, this Agreement may be terminated by MERCK in accordance with Section 8.3.1(a).

2.5 JOINT RESEARCH COMMITTEE. The parties hereby establish a committee to direct and monitor the Research Program as follows:

2.5.1 COMPOSITION OF THE JOINT RESEARCH COMMITTEE. The Research Program shall be conducted under the direction of a Joint Research Committee (the "Joint Research Committee") comprised of three (3) named representatives of MERCK and three (3) named representatives of NEOGENESIS. Each party shall appoint its respective representatives to the Joint Research Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the parties, be invited to attend Joint Research Committee meetings, subject to compliance with Section
       4.1. The Chair of the Joint Research Committee shall be a representative of Merck. The Vice-Chair shall be a representative of NEOGENESIS.

2.5.2 MEETINGS. The Joint Research Committee shall meet at least once each calendar month with the location for such meetings alternating between NEOGENESIS and MERCK facilities (or such other locations as is determined by the Joint Research Committee). Alternatively, the Joint Research Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Joint Research Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which is referred to the Joint Research Committee, provided that the Joint Research Committee shall not have the authority to decide on technical, budgetary or economic matters. Decisions of the Joint Research Committee shall be made [*] of the members. In the event that the Joint Research Committee cannot or does not, after good faith efforts, reach agreement on an issue, the issue shall be referred to an executive officer of each of NEOGENESIS and MERCK (which officer shall not be a member of the Joint Research Committee) for resolution. In the event such officers are unable to resolve the matter, the resolution and/or course of conduct shall be determined by MERCK, in its sole discretion. Each party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.5.3 RECORDS. The Joint Research Committee shall maintain accurate records to document the discussion and decisions at each meeting. Meeting minutes or summaries shall be prepared in accordance with the procedures established by the Joint Research Committee at its first meeting and shall be distributed


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       to all members of the Joint Research Committee after approval of the drafts by the Chairman.

2.6 EXCHANGE OF INFORMATION. During the term of this Agreement, NEOGENESIS shall disclose to MERCK in English and in writing on an on-going basis all NEOGENESIS Know-How and relevant NEOGENESIS Patent Rights, [*].

2.7    RECORDS AND REPORTS.

2.7.1. RECORDS. NEOGENESIS shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes in connection with Merck Patent Rights and for regulatory purposes in connection with regulatory filings with the FDA for Compound and Products in the Territory. Such records shall be complete and shall fully and properly reflect all work done and results achieved in the performance of the Research Program.

2.7.2. COPIES AND INSPECTION OF RECORDS. MERCK or its designated representative shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the NEOGENESIS referred to in Section 2.7.1. NEOGENESIS shall maintain such records and the information disclosed therein in confidence in accordance with Section
       4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit NEOGENESIS at its offices and laboratories during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of NEOGENESIS.

2.7.3. REPORTS. Within six (6) months after the Effective Date, NEOGENESIS shall provide to MERCK a written progress report which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information required by the Research Program or reasonably requested by MERCK relating to the progress of the goals or performance of the Research Program. At the end of the Research Program Term, NEOGENESIS will provide Merck with a full report of all experiments conducted and results obtained in the Research Program. Upon request, NEOGENESIS shall provide copies of the records described in Section 2.7.1. above.

2.8    RESEARCH PROGRAM INFORMATION AND INVENTIONS.

       (a) The entire right, title and interest in and to all results, discoveries, improvements, processes, formulas, materials, data, inventions, know-how and trade secrets, patentable or otherwise, arising from the Research Program including without limitation any and all Compounds and improvements to Materials developed or invented


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            either solely or jointly by employees of NEOGENESIS and/or MERCK
            (all being "Research Program Information and Inventions") shall be owned by MERCK, excluding, however, all Technology Improvements, which shall be the sole property of NEOGENESIS.

       (b) For any compound which does not meet the Research Program criteria for selectivity and activity toward the specified therapeutic Target as set forth in Section 1.6 herein, then such compound shall not be considered a Compound for purposes of this Agreement, shall no longer be subject to the terms of this Agreement, and NEOGENESIS shall be entitled to return such compound to its compound library.

       (c) NEOGENESIS shall promptly disclose to MERCK the development, making, conception and/or reduction to practice of Research Program Information and Inventions.

2.9 RESEARCH PROGRAM TERM. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of one (1) year ("Research Program Term"). The parties may extend the term of the Research Program by mutual written agreement ("Extended Research Program Term"). Upon extension of the term of Research Program, if applicable, Attachment 2.1 setting forth the Research Program shall be amended in writing by mutual agreement.

2.10 EXCLUSIVE EFFORTS. During the initial one (1) year Research Program Term NEOGENESIS shall work exclusively with MERCK in efforts to screen, synthesize and optimize compounds directed to each and every Target so long as such Target remains the subject of the research program during such Term. Notwithstanding the foregoing, NEOGENESIS shall not be in breach of its exclusivity obligation under this Section 2.10 in the event that, during such initial one (1) year Research Program Term, NEOGENESIS conducts a screening program directed against the Targets with or on behalf of a third party where such third party is unwilling to disclose and does not disclose the identify of the Targets included in such screening program.

2.11 ADDITIONAL FTE'S. In the event that the Research Program yields a Compound that satisfies the criteria for selectivity and activity toward a Target set forth in the Research Program, and upon completion of the Research Program activities, Merck will notify NEOGENESIS of MERCK's interest in carrying out a subsequent Research Program to conduct chemistry optimization activities, and the parties will amend Attachment
       2.1 accordingly. In the event that the parties agree that an increased number of FTE's are required to carry out such optimization activities at NEOGENESIS, MERCK shall be responsible for the costs of such FTE's at the rate of [*] per FTE.

2.12   DRUG DEVELOPMENT PROGRAM.


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2.12.1 For any Compound which is identified by the Joint Research Committee as meeting the Research Program criteria for selectivity and activity toward the specified Target as set forth in Section 1.6 herein, Merck may, at its sole discretion, elect to take such Compound forward within MERCK [*]. After [*], Merck may, at its sole discretion, undertake, and shall own the results of, all preclinical development, toxicology, clinical development, and Compound research and development. MERCK shall make any and all regulatory filings for such Compound and Product as Merck, in its sole discretion, deems appropriate, and shall be the sole owner of all regulatory submissions and government approvals.

2.12.2 For any Compound which Merck can show (i) existed in MERCK's collection prior to receipt of such Compound from NEOGENESIS or (ii) was licensed-in, or identified by or for MERCK independently of the Research Program, then such Compound shall not be considered a Compound hereunder, and shall not be subject to the terms of this Agreement, provided that, in the case of any Compound described in this Section 2.12.2 (i), MERCK shall notify NEOGENESIS that such Compound exists in MERCK's collection no later than the earlier of: a) the date on which MERCK requests NEOGENESIS to prepare a Focused Library for such Compound, or b) within ninety (90) days after NEOGENESIS provides the structure of such Compound to MERCK.

2.13 MATERIALS. Merck shall provide NEOGENESIS with the Material(s) as specified in Attachments 1.27 and 2.1 which shall be used by NEOGENESIS solely for the purposes of conducting its activities under the Research Program. Any unused Materials shall be destroyed or returned to Merck, at Merck's option.

                                   ARTICLE III

       LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

3.1    LICENSE GRANT.

       (a) During the Research Program Term and any Extended Research Program Term, NEOGENESIS hereby grants to MERCK an exclusive license in the Territory (sublicensable to MERCK AFFILIATES and third party research collaborators) to practice under NEOGENESIS Patent Rights and to utilize NEOGENESIS Know-How and Technology Improvements to carry out MERCK's activities under the Research Program directed to the Targets, subject to NEOGENESIS's right to practice under NEOGENESIS Patent Rights and to utilize NEOGENESIS Know-How and Technology Improvements to carry out its Research Program obligations on behalf of MERCK contemplated under this Agreement.


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       (b)  NEOGENESIS hereby grants to MERCK an exclusive, sublicensable license in the Territory to practice under applicable NEOGENESIS Patent Rights and to utilize NEOGENESIS Know-How and Technology Improvements to develop, make, have made, use, sell, offer to sell or import Compound, and Product containing Compound.

3.2 NON-EXCLUSIVE LICENSE GRANT. In the event the development, making, having made, use, sale or import by MERCK, its Affiliates and/or sublicensees of such Compound(s) or Product(s) would infringe during the term of this Agreement a claim of issued letters patent which NEOGENESIS owns or has the rights to license and which patents are not covered by the grant in
       Section 3.1, NEOGENESIS hereby grants to MERCK, to the extent NEOGENESIS is legally able to do so, a non-exclusive, royalty-free license in the Territory under such issued letters patent solely for MERCK to develop, make, have made, use, sell, offer for sale or import such Compound(s) and Product(s) in the Territory.

3.3 DEVELOPMENT AND COMMERCIALIZATION. MERCK shall use reasonable efforts, consistent with the usual practice followed by MERCK in pursuing the commercialization and marketing of similar pharmaceutical products of similar market potential, at its own expense, to develop and commercialize a Product on a commercially reasonable basis in such countries in the Territory where in MERCK's opinion it is commercially viable to do so.

3.4 EXCUSED PERFORMANCE. In addition to the provisions of Section 9.1 hereof, the obligation of MERCK with respect to any Product under Section 3.3 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of MERCK to develop or market any such Product shall be delayed or suspended so long as in MERCK's opinion any such condition or event exists.

3.5 MERCK KNOW-HOW AND MATERIAL. Merck hereby grants Neogenesis the right to utilize Merck Know-How and Material solely for the purposes of performing its obligations under the Research Program.

                                   ARTICLE IV

                         CONFIDENTIALITY AND PUBLICATION

4.1 NONDISCLOSURE OBLIGATION. All Proprietary Information disclosed by one party to the other party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to a non-party or used for any purpose except as expressly permitted herein without the prior written consent of the disclosing party. The foregoing obligations shall not apply to the extent that such Proprietary Information:


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       (a)  is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by recipients' business records;

       (b)  is properly in the public domain;

       (c) is subsequently disclosed to a receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

       (d) is developed by the receiving party independently of Proprietary Information received from the other party;

       (e) is disclosed to governmental or other regulatory agencies by MERCK in order to obtain patents or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

       (f) is deemed necessary by MERCK to be disclosed to sublicensees, agents, consultants, Affiliates and/or other third parties for the research and development, manufacturing and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained this Agreement, PROVIDED the term of confidentiality for such third parties shall be no less than [*]; or

       (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations.

4.2 PUBLICATION. MERCK and NEOGENESIS each acknowledge the other party's interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either party, its employees or consultants wishing to make a publication with respect to the results of the Research Program shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing party shall have the right (a) to propose modifications to the publication for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each party's rights in such


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       information in accordance with the terms of this Agreement to be filed in accordance with Article VII below. If the reviewing party requests modifications to the publication, the publishing party shall edit such publication to prevent disclosure of trade secret or other Proprietary Information prior to submission of the publication or presentation.

4.3 PUBLICITY. Neither party shall disclose the existence of or terms of the Agreement, or make any public announcements or issue any press releases concerning this Agreement or its subject matter without the prior review of and written consent for such public announcement or press release by the other party.

                                    ARTICLE V

                         PAYMENTS; ROYALTIES AND REPORTS

5.1    RESEARCH PROGRAM FUNDING.

       a) In consideration for NEOGENESIS's commitment to perform its obligations under the Research Program and the license granted herein, upon the terms and conditions contained herein, MERCK shall pay NEOGENESIS an amount equal to [*] payable within [*] after the Effective Date. Such [*] payment shall include all Research Program activity for total screening for [*] Targets, and the development of one Focused Library for any [*] Target, such Target to be chosen at the sole discretion of Merck.

       b) In consideration of NEOGENESIS's development of additional Focused Libraries in accordance with the requirements of Attachment 2.1, Exhibit A, Section 3 (b), to be conducted at the sole discretion of MERCK, MERCK shall pay NEOGENESIS [*] upon delivery to Merck of a report as specified in Attachment 2.1 documenting each such additional Focused Library for each additional Target after the first Target set forth in Section 5.1(a).

5.2 MILESTONE PAYMENTS. Subject to the terms and conditions in this Agreement, MERCK shall pay to NEOGENESIS the following milestone payments with respect to each Compound that is directed against the specified Target for which it was developed under the Research Program as set forth below, each milestone payment to be made no more than once with respect to each such Compound, and provided that Milestone (1) shall be payable only once during the term of the Agreement for the first such Compound approved by MERCK as a Safety Assessment Candidate.

       1.   Acceptance of the first Compound [*]                             [*]

       2.   Initiation of Phase I clinical trials for a Compound             [*]


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       3.   Initiation of Phase III clinical trials for a Compound           [*]

       4.   Upon filing of an NDA or equivalent in the first of the          [*]
            United States, United Kingdom, France, Germany, Italy,
            Spain or Japan

       5.   Upon approval by the FDA or equivalent of such NDA in the        [*]
            first of the United States, United Kingdom, France, Germany,
            Italy, Spain or Japan

       MERCK shall notify NEOGENESIS in writing within thirty (30) days upon the achievement of each milestone, such notice to be accompanied by payment of the appropriate milestone payment. Milestone payments [*] shall be payable only upon the initial achievement of each such milestone with respect to each Compound that is directed against the specified Target for which it was developed under the Research Program and no amounts shall be due hereunder for subsequent or repeated achievement of any such milestone.

       For Compounds that NEOGENESIS provides, but that already exist in the Merck compound library, no milestones payments shall be due to NEOGENESIS, provided that MERCK shall notify NEOGENESIS that such Compound exists in MERCK's collection no later than the earlier of a) the date on which MERCK requests NEOGENESIS to prepare a Focused Library for such Compound, or b) within ninety (90) days after NEOGENESIS provides the structure of such Compound to MERCK.

5.3    ROYALTIES.

5.3.1 ROYALTIES PAYABLE BY MERCK. Subject to the terms and conditions of this Agreement, for each Product containing Compound directed against the specified Target for which it was developed under the Research Program MERCK shall pay to NEOGENESIS royalties, on a country-by-country basis, in an amount equal to:

       (a) [*] of Net Sales of Products by MERCK, its Affiliates or sublicensees, provided the sale of the Product would, but for [*], infringe a Patent Claim in the country of sale, or

       (b) [*] of Net Sales of Products by MERCK, its Affiliates or sublicensees for sales other than those covered in Subsection 5.3.1(a) above, such royalty to be payable for [*] of the First Commercial Sale of such Product in such country.


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       Royalties on each Product at the rate set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until either (i) the expiration of the last applicable patent on such Product in such country in the case of sales under Subsection 5.3.1
       (a) above or (ii) until [*] anniversary of the First Commercial Sale in such country in the case of sales of Product under Subsection 5.3.1 (b) above, subject to the following conditions:

       (x) that only one royalty shall be due with respect to the same unit of Product; and,

       (y) no royalties shall accrue on the disposition of Product in reasonable quantities by MERCK, Affiliates or its sublicenses as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

       For Compound(s) that NEOG0ENESIS provides, but that already exist in the Merck compound library, no royalty payments shall be due to NEOGENESIS.

5.3.2 MANAGED PHARMACEUTICAL CONTRACT. MERCK may sell Product(s) to an independent third party (such as a retailer or wholesaler) and may subsequently perform services relating to Product(s) and other products under a managed pharmaceutical benefits contract or other similar contract. In such cases, it is agreed by the parties that Net Sales shall be based on the invoice price to independent retailer or wholesaler, as set forth in the definition of Net Sales in Article I hereof, notwithstanding that MERCK may receive compensation arising from the performance of such services.

5.3.3 CHANGE IN SALES PRACTICES. The parties acknowledge that during the term of this Agreement, MERCK's sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the parties agree to meet and discuss in good faith new ways of compensating NEOGENESIS to the extent currently contemplated under Section 5.3.1.

5.3.4. ROYALTIES FOR BULK COMPOUND. In those cases where MERCK sells bulk Compound that is directed against the Target for which it was developed under the Research Program, rather than Product in packaged form, to an independent third party, and does not sell the Product in packaged form that is prepared by such third party, the royalty obligations of this
       Article V shall be applicable to such bulk Compound sold.

5.3.5 COMPULSORY LICENSES. If a compulsory license is granted to a third party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1., then the royalty rate to be


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       paid by MERCK on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory licensee.


5.3.6 THIRD PARTY LICENSES. If, in any country, MERCK requires one or more patent licenses from third party(ies) in order to make, have made, use or sell Compound or Product in such country, then [*] the payment of royalties for such license, and Merck may withhold, as of the effective date of such third party license(s), up to [*] of the royalties that otherwise would be owed by MERCK to NEOGENESIS under Section 5.3.1 in order to pay royalties under such third party license(s). Unused credit may be carried over into subsequent royalty periods. For purposes of this Section 5.3.6, the computation of MERCK's total royalty obligation will not include royalties payable to MERCK Affiliates. MERCK shall notify NEOGENESIS if MERCK's royalty obligation is reduced pursuant to this Section 5.3.6 and MERCK shall include an appropriate explanation of the reduction in the royalty report.

5.4 REPORTS; PAYMENT OF ROYALTY. During the term of this Agreement following the First Commercial Sale of a Product, within sixty (60) days after the end of each Calendar Quarter, MERCK shall furnish to NEOGENESIS a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments hereunder sold by MERCK, its Affiliates and its sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement, the withholding taxes, if any, required by law to be deducted with respect to such sales. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.5    AUDITS.

       (a) Upon the written request of NEOGENESIS and not more than once in each Calendar Year, MERCK shall permit an independent certified public accounting firm of nationally recognized standing selected by NEOGENESIS and reasonably acceptable to MERCK, at NEOGENESIS's expense, to have access during normal business hours to such of the records of MERCK as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to NEOGENESIS only whether the royalty reports are correct or incorrect and the specific details concerning any such discrepancies. No other information shall be provided to NEOGENESIS.

       (b) If such accounting firm concludes that additional royalties were owed during such period, MERCK shall pay the additional royalties within thirty (30) days of the date NEOGENESIS delivers to MERCK such


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            accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by NEOGENESIS, provided that, if any audit correctly determines that the additional royalties payable by Merck for such period exceed [*] of the royalties actually paid for such period, [*], then Merck shall pay the reasonable fees and expenses charged by such accounting firm.

       (c)  NEOGENESIS shall treat all information subject to review under this
            Section 5.5 in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK obligating it to retain all such information in confidence.

5.6 PAYMENT EXCHANGE RATE. All payments to be made by MERCK to NEOGENESIS under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by NEOGENESIS from time to time. In the case of sales outside the United States, exchange conversion of such sales into United States dollars shall be made on a monthly basis and shall be made at the rate of exchange utilized by MERCK in its worldwide accounting system prevailing on the [*] business day preceeding the month in which such sales are recorded by MERCK.

5.7 INCOME TAX WITHHOLDING. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments otherwise due hereunder, MERCK shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this
       Article V. MERCK shall deliver appropriate proof of payment of the withholding taxes to NEOGENESIS within a reasonable period of time and shall make reasonable efforts to cooperate with NEOGENESIS in its efforts to minimize such withholding taxes.

                                   ARTICLE VI

                    REPRESENTATIONS, WARRANTIES AND INDEMNITY

6.1 REPRESENTATION AND WARRANTY. NEOGENESIS represents and warrants to MERCK that as of the date of this Agreement:

       (a) to the best of NEOGENESIS's knowledge, the NEOGENESIS Patent Rights and NEOGENESIS Know-How are subsisting and are not invalid or unenforceable, in whole or in part;

       (b) the compounds contained in the NeoMorph Screening Library are proprietary NEOGENESIS compounds and, to the best knowledge of NEOGENESIS, no third party has any rights, intellectual property or otherwise in or to such compounds;


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       (c)  it has the full right, power and authority to enter into this
            Agreement, to perform the Research Program and to grant the licenses granted under Article III hereof,

       (d) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in NEOGENESIS Patent Rights, NEOGENESIS Know-How, or the compounds contained in the NeoMorph Screening Library that are the subject of this Agreement;

       (e) to the best of NEOGENESIS's knowledge, it is the sole and exclusive owner of NEOGENESIS Patent Rights, NEOGENESIS Know-How, and the NeoMorph Screening Library, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the NEOGENESIS Patent Rights or NEOGENESIS Know-How licensed to MERCK hereunder, or the compounds contained in the NeoMorph Screening Library; and

       (f) there are no claims, judgments or settlements against or owed by the NEOGENESIS or, to the best of NEOGENESIS' knowledge, pending or threatened claims or litigation relating to the NEOGENESIS Patent Rights, NEOGENESIS Know-How, or the NeoMorph Screening Library.

6.2    INDEMNITY.

       (a) Except to the extent due to the negligence or willful misconduct of MERCK, or material breach by MERCK of any warranty, representation or obligation under this Agreement, NEOGENESIS shall indemnify, defend and hold MERCK and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys' fees) to the extent related to third party claims resulting from (i) the negligence or willful misconduct of NEOGENESIS under this Agreement or (ii) the material breach by NEOGENESIS of any warranty, representation or obligation under this Agreement.

       (b) Except to the extent due to the negligence or willful misconduct of NEOGENESIS, or material breach by NEOGENESIS of any warranty, representation or obligation under this Agreement, MERCK shall indemnify, defend and hold NEOGENESIS and its Affiliates, and their respective directors, officers, employees and agents harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorney's


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            fees) to the extent related to the third party claims resulting from
            (i) the negligence or willful misconduct of MERCK under this Agreement, (ii) the material breach by MERCK of any warranty, representation or obligation of MERCK under this Agreement, (iii) the use, manufacture or sale by MERCK of any Compound or Product, or
            (iv) claims for infringement of third party intellectual property rights based on incorporation of MERCK or third party components (excluding Compounds) into Products.

       (c)  If a party (the "Indemnitee") intends to claim indemnification under
            Section 6.2 herein, it shall promptly notify the other party (the "Indemnitor") in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such Indemnification. The failure of the Indemnitee to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under Section 6.2 herein with respect to any such action. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in connection with any claim, demand, action or other proceeding covered by this Section 6.2.

       (d) Except for third party claims pursuant to Section 6.2, and except for breach of the confidentiality and non-use obligation under
            Section 4.1, neither party shall be liable for indirect, consequential, special, or punitive damages under this Agreement.

                                   ARTICLE VII

                                PATENT PROVISIONS

7.1 FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF MERCK PATENT RIGHTS. MERCK shall have the sole right, at its expense, to prepare, file, prosecute, maintain, enforce and defend the Merck Patent Rights including without limitation patents and patent applications which claim, cover or relate to Compounds and/or Products, provided that NEOGENESIS shall have the right and the obligation, at its expense, to prepare, file, prosecute, maintain, enforce and defend the NEOGENESIS Patent Rights which claim, cover or relate to Compounds so long as such NEOGENESIS Patent Rights are not assigned to Merck pursuant to Section
       7.2 below.

7.2 ASSIGNMENT OF PATENT RIGHTS IN COMPOUNDS. In the event of any issued patents or patent applications included within the NEOGENESIS Patent Rights which claim, cover or relate to Compounds, NEOGENESIS shall promptly disclose to MERCK such issued patents and patent applications and all reasonably relevant information regarding such issued patents and


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       patent application including all patent opinions obtained by NEOGENESIS related thereto. Further, NEOGENESIS hereby agrees to make all reasonable efforts to assign all right, title and interest in and to such issued patents or patent applications to MERCK to the extent that such issued patents or patent applications claim, cover or relate to Compounds. NEOGENESIS shall execute such documents and perform such acts at MERCK's expense as may be reasonably necessary to effect an assignment of such NEOGENESIS Patent Rights to MERCK in a timely manner. Any patents or patent applications so assigned to MERCK shall be MERCK Patent Rights hereunder. In connection with any such assignment, NEOGENESIS and MERCK will cooperate fully and will provide each other with any information or assistance that either may reasonably request.

7.3 FILING, PROSECUTION, AND MAINTENANCE OF NEOGENESIS PATENT RIGHTS. NEOGENESIS shall have the sole right, at its expense, to prepare, file, prosecute, maintain, enforce and defend the NEOGENESIS Patent Rights including without limitation patents and patent applications which claim, cover or relate to Technology Improvements.

7.4 OPTION OF MERCK TO PROSECUTE AND MAINTAIN NEOGENESIS PATENT RIGHTS. NEOGENESIS shall give notice to MERCK of any desire to cease prosecution and/or maintenance of NEOGENESIS Patent Rights licensed to MERCK hereunder, and, in such case, shall permit MERCK, at its sole discretion, to continue prosecution or maintenance at its own expense. If MERCK elects to continue prosecution or maintenance, NEOGENESIS shall execute such documents and perform such acts at MERCK's expense as may be reasonably necessary to effect an assignment of such NEOGENESIS Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance. Any patents or patent applications so assigned shall be MERCK Patent Rights hereunder.

7.5    INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE.

       (a) NEOGENESIS shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration, any interference, opposition, or reexamination relating to NEOGENESIS Patent Rights licensed to MERCK hereunder. MERCK and NEOGENESIS shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding.

       (b) NEOGENESIS shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto.


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       (c)  NEOGENESIS shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating NEOGENESIS Patent Rights.

7.6    ENFORCEMENT AND DEFENSE.

       (a) NEOGENESIS shall give MERCK notice of either (i) any infringement of NEOGENESIS Patent Rights licensed to MERCK hereunder , or (ii) any misappropriation or misuse of NEOGENESIS Know-How, that may come to NEOGENESIS's attention. MERCK and NEOGENESIS shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and NEOGENESIS, to terminate any infringement of such NEOGENESIS Patent Rights or any misappropriation or misuse of NEOGENESIS Know-How. However, NEOGENESIS, upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of NEOGENESIS and MERCK, or to control the defense of any declaratory judgment action relating to such NEOGENESIS Patent Rights or NEOGENESIS Know-How. NEOGENESIS shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, NEOGENESIS.

       (b) In the event that NEOGENESIS elects not to initiate and prosecute an action as provided in paragraph (a), and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of such NEOGENESIS Patent Rights or misappropriation or misuse of NEOGENESIS Know-How, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by NEOGENESIS and MERCK.

       (c) For any action to terminate any infringement of NEOGENESIS Patent Rights or any misappropriation or misuse of NEOGENESIS Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, NEOGENESIS will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and NEOGENESIS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status


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            of any settlement negotiations and the terms of any offer related thereto.

       (d) Any recovery obtained by either or both MERCK and NEOGENESIS in connection with or as a result of any action contemplated by Section 7.6, whether by settlement or otherwise, shall be shared in order as follows: [*]

7.7 NEOGENESIS shall inform MERCK of any certification regarding any NEOGENESIS Patent Rights it has received pursuant to either 21 U.S.C. ss.ss.355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada's Patented Medicines (Notice of Compliance) Regulation Article 5 and shall provide MERCK with a copy of such certification within five (5) days of receipt. NEOGENESIS's and MERCK's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in
       Section 7.6 hereof; provided, however, the NEOGENESIS shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action.

7.8 ABANDONMENT. NEOGENESIS shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any NEOGENESIS Patent Rights licensed to MERCK for which NEOGENESIS is responsible for the filing, prosecution and maintenance.

7.9 PATENT TERM RESTORATION. The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to NEOGENESIS Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, MERCK shall have the right to make the election and NEOGENESIS agrees to abide by such election.


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                                  ARTICLE VIII

                              TERM AND TERMINATION

8.1 TERM AND EXPIRATION. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or
       8.3 below, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement due to expiration of all royalty obligations hereunder, MERCK's licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses.

8.2 TERMINATION BY MERCK. Notwithstanding anything contained herein to the contrary, MERCK shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days advance written notice to NEOGENESIS. In the event of such termination (i) the rights and obligations of the parties hereunder shall terminate and (ii) MERCK shall pay NEOGENESIS any amounts due and owing under Section 5.1, provided that NEOGENESIS has performed all of its obligations required to be performed as of the date of termination. Notwithstanding the foregoing, termination of this Agreement under Section 8.2 shall not affect NEOGENESIS' rights under Section 5.2 or 5.3 with respect to any Compound as defined in
       Section 1.6 herein (or Product containing such Compound) where such Compound or Product (a) is directed against the specified Target for which it was developed under the Research Program, and (b) achieves the requirements of Sections 5.2 or 5.3 in accordance with the terms and conditions set forth therein, provided that NEOGENESIS has performed all of its obligations required to be performed as of the effective date of termination.

8.3    TERMINATION.

8.3.1 TERMINATION FOR CAUSE. This Agreement may be terminated by notice by either party at any time during the term of this Agreement:

       (a) if the other party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; or

       (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; PROVIDED, HOWEVER, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

       (c) NEOGENESIS may, in lieu of termination under Section 8.3.1 (a) above, suspend work under this Agreement, upon written notice to MERCK, if MERCK fails to pay to NEOGENESIS any amounts due


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            and owing under this Agreement, which payment has not been received by NEOGENESIS within thirty (30) days of receipt of such notice by MERCK.

8.3.2  EFFECT OF TERMINATION FOR CAUSE ON LICENSE.

       (a) In the event MERCK terminates this Agreement under Section 8.3.1 (a) due to material breach by NEOGENESIS then, in addition to any other remedies available to MERCK at law or equity, MERCK's licenses pursuant to Sections 3.1 and 3.2 shall become perpetual licenses and the milestone and/or royalty payment[s] to be paid by MERCK, if any, shall be determined by the arbitrators. NEOGENESIS shall, within thirty (30) days after such termination return or cause to be returned to MERCK all Compounds, Materials, MERCK Proprietary Information and MERCK Know-How in NEOGENESIS's possession, as well as any other material provided by MERCK in any medium. In the event that NEOGENESIS terminates this Agreement under Section 8.3.1(a), MERCK's licenses pursuant to Section 3.1 and 3.2 shall terminate as of such termination date and MERCK shall, within thirty (30) days after such termination, return or cause to be returned to NEOGENESIS all NEOGENESIS Proprietary Information.

       (b)  In the event that MERCK terminates this Agreement under Section
            8.3.1 (b) or this Agreement is terminated due to the rejection of this Agreement by or on behalf of NEOGENESIS under Section 365 of the United States Bankruptcy Code (the "Code"), all licenses and rights to licenses granted under or pursuant to this Agreement by NEOGENESIS to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Code. The parties agree that MERCK, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against NEOGENESIS under the Code, MERCK shall be entitled to a complete duplicate of or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by MERCK, unless NEOGENESIS elects to continue to perform all of its obligations under this Agreement or
            (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of NEOGENESIS upon written request therefore by MERCK.


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            The foregoing is without prejudice to any rights MERCK may have arising under the Code or other applicable law.

8.4 EFFECT OF EXPIRATION OR TERMINATION. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Section 2.8 and
       Article IV shall survive the expiration or termination of the Agreement, and the provisions of Article IV shall continue in effect for [*]. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.

9.2. ASSIGNMENT. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the consent of the other party; PROVIDE , HOWEVER, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to a Product or to its business, or in the event of its merger or consolidation or change in control or similar transaction. any permitted assignee shall assume all obligations of its assignor under the Agreement. Any attempted assignment not in accordance with this Section 9.2 shall be void.

9.3. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal


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       and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

           if to NEOGENESIS, to:   Neogenesis, Inc.
                                   840 Memorial Drive
                                   Cambridge, MA 02139
                                   Attention: Dr. Satish Jindal,
                                              President & Chief Scientific
                                              Officer

           if to MERCK, to:        Merck & Co., Inc.
                                   One Merck Drive P.O. Box 100
                                   Whitehouse Station, NJ 08889-0100
                                   Attention: Vice President,
                                              External Scientific Affairs,
                                              Worldwide

           with a copy to:         Attention: Office of the Secretary

       or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

9.5. APPLICABLE LAW. The Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey and the patent laws of the United States without reference to any rules of conflict of laws or renvoi.

9.6. DISPUTE RESOLUTION. The parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the parties do not fully settle, and a party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a panel of three persons experienced in the biotechnology and pharmaceutical business: within 30 days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 30 days of their


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       appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York. Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party's compensatory damages. Each party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration, provided that the non-prevailing party in any arbitration hereunder shall reimburse the reasonable fees and costs of the prevailing party for such arbitration. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations. As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.7 ENTIRE AGREEMENT. The Agreement contains the entire understanding of the parties with respect to the Research Program. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the Research Program are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

9.8 HEADINGS. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.9 INDEPENDENT CONTRACTORS. It is expressly agreed that NEOGENESIS and MERCK shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither NEOGENESIS nor MERCK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party.

9.10 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a


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       waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.11 COUNTERPARTS. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 WAIVER OF RULE OF CONSTRUCTION. Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.                        NEOGENESIS

/s/ RAYMOND V. GILMARTIN                 /s/ SATISH JINDAL
------------------------------------     ------------------------------------

BY: Raymond V. Gilmartin                 BY: Satish Jindal

TITLE: Chairman, President & CEO         TITLE: President & CEO

DATE: 11/20/00                           DATE: 11/15/00


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